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                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                   FORM N-8A

                          NOTIFICATION OF REGISTRATION
                     FILED PURSUANT TO SECTION 8(a) OF THE
                         INVESTMENT COMPANY ACT OF 1940

The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

                    Name: DAVIS VARIABLE ACCOUNT FUND, INC.

                     Address of Principal Business Office:

                                  124 E. Marcy
                           Santa Fe, New Mexico 87501

                        Telephone Number: (505) 820-3055

               Name and Address of Agent for Service of Process:

                                   Thomas Tays
                          Davis Selected Advisers, L.P.
                                  124 E. Marcy
                           Santa Fe, New Mexico 87501


                             Check Appropriate Box:

Registrant is filing a Registration pursuant to Section 8(b) of the Investment Act of 1940 concurrently with the filing of Form N-8A: [X] Yes [ ] No



                                   SIGNATURES

Pursuant to the requirements of the Investment Company Act of 1940, the registrant has caused this notification of registration to be duly signed on its behalf in the City of Santa Fe and State of New Mexico on the 7th day of April, 1999.

                                SIGNATURE: DAVIS VARIABLE ACCOUNTFUND, INC.


                                       By: /s/THOMAS TAYS
                                           -----------------------------------
                                            THOMAS TAYS
                                            Director



ATTEST: /s/ Sandra Ortega
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                 Name

             Notary
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                 Title